EX-99.h.2.d

AMENDMENT

to

Transfer Agency and Service Agreement between Aberdeen Funds and Aberdeen Investment Funds and

DST Asset Manager Solutions, Inc.

This Amendment is made as of this 1st day of June, 2020 between the Aberdeen Funds and Aberdeen Investment Funds, each on behalf of each of the entities, individually and not jointly as listed on Schedule A (collectively, the “Funds”) and DST Asset Manager Solutions, Inc. (the “Transfer Agent”). The Funds and the Transfer Agent are parties to a Transfer Agency and Service Agreement dated June 3, 2011, as amended (the “Agreement”), under which the Transfer Agent performs certain services for the Funds. In accordance with Section 16.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Parties. Aberdeen Standard Investments Inc., administrator to the Aberdeen Funds, shall hereby be added as a party to the Agreement, solely with respect to Blue Sky Services for the Aberdeen Funds under Section 1.2(l) and Schedule 1.2(l) and the payment of fees related thereto as delineated in the Blue Sky Services section of Schedule 3.1.

2.	Section 1.2(l) Blue Sky Services. Section 1.2(l) of the Agreement shall be replaced in its entirety by:

“At the direction of the Funds, the Transfer Agent will perform the Blue Sky Services set forth on the attached schedule (Schedule 1.2(l) entitled “Blue Sky Services”). In connection therewith, the Funds shall be responsible for determining and advising the Service Agent with respect to (i) those jurisdictions in which Notice Filings are to be submitted and (ii) the number of the Funds’ shares or the dollar amount to be permitted to be sold in each such jurisdiction. Unless otherwise specified in writing by the parties, the Funds shall also be responsible for determining the availability of any exemptions under a jurisdiction’s blue sky laws and ensuring the proper application of any such exemptions by the Funds and its intermediaries. In the event that the Service Agent becomes aware of (a) the sale of the Funds’ shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of the Funds’ shares in excess of the number of shares of the Funds permitted to be sold in such jurisdiction, the Service Agent shall report such information to the Funds and the Funds shall instruct the Service Agent with respect to the corrective action to be taken. In consideration of the performance of the duties by the Service Agent pursuant to this Section 1.2(l), ~~the Funds~~ Aberdeen Standard Investments Inc., with respect to each series of the Aberdeen Funds, and each series of Aberdeen Investment Funds for its respective costs agree to pay the Service Agent the Blue Sky Service fees set forth on Schedule 3.1, as amended by the parties from time to time, and any expenses associated with such additional duties. (2) Schedule 1.2(l) as attached hereto Schedule 1.2(l) is incorporated by reference and hereby added to the agreement”

3.	Schedule 1.2(1). Schedule 1.2(1) of the Agreement is hereby amended to remove Exhibit 1 thereto and to replace the first sentence of Schedule 1.2(l) with the following:

“Blue Sky Services to be provided for the Funds:”

4.	Section 3. Section 3 of the Agreement is hereby amended to add the following as Section 3.8:

“3.8 Blue Sky Services Payment Responsibility. All fees and reimbursable expenses due under Schedule 3.1 shall be the responsibility of Aberdeen Standard Investments Inc. with respect to each series of the Aberdeen Funds and the responsibility of each series of Aberdeen Investment Funds for the respective costs relating to that Aberdeen Investment Funds series. In the event any payment is not received in accordance with agreed upon procedures, the Transfer Agent shall notify Aberdeen Standard Investments Inc. with respect to any series of the Aberdeen Funds or the applicable series of the Aberdeen Investment Funds of any outstanding payment obligation. Transfer Agent shall make all reasonable efforts to obtain outstanding payments from Aberdeen Standard Investments Inc. with respect to any series of the Aberdeen Funds. With respect to the Aberdeen Funds, in the event Transfer Agent determines Aberdeen Standard Investments Inc. will not provide payment, the Aberdeen Funds agree to work in good faith with Transfer Agent to resolve any outstanding payments.”

5.	Schedule 3.1 (Fees and Expenses). The Blue Sky Services section of Schedule 3.1 of the Agreement shall be replaced in its entirety by:

“Blue Sky Services:
Blue Sky Service Fees	$56.00 annually, per each state permit
Fees	permit

State Registration Filings (billed
monthly at the rate of 1/12th of the annual fee)
$1,000.00 per data feed
Ongoing Sales Feed Set-Up
One-time complex fee for establishing additional transfer agency / broker sales feeds
$500.00 per data feed
Annual fee per direct broker/dealer linkage

Pricing includes the following expenses associated with Blue Sky Services only:

mailing, postage, customized programming/enhancements, telecommunications, and check fees.”

6.	All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised by this Amendment.

7.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

8.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ABERDEEN FUNDS, ON BEHALF OF EACH OF ITS SERIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A TO THE TRANSFER AGENCY AGREEMENT	DST ASSET MANAGER SOLUTIONS, INC.

By: /s/ Lucia Sitar	By: /s/ Rahul Kanwar

Name: Lucia Sitar	Name: Rahul Kanwar

Title: V.P.	Title: Authorized Representative

As an Authorized Officer on behalf of each of its Series indicated on Schedule A to the Transfer Agency Agreement

ABERDEEN INVESTMENT FUNDS, ON BEHALF OF EACH OF ITS SERIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A TO THE TRANSFER AGENCY AGREEMEN	ABERDEEN STANDARD INVESTMENTS INC., SOLELY WITH RESPECT TO BLUE SKY SERVICES FOR THE ABERDEEN FUNDS UNDER SECTION 1.2(l) AND SCHEDULE 1.2(l) AND THE PAYMENT OF FEES RELATED THERETO AS DELINEATED IN THE BLUE SKY SERVICES SECTION OF SCHEDULE 3.1

By: /s/ Lucia Sitar	By: Lucia Sitar

Name: Lucia Sitar	Name: Lucia Sitar

Title: V.P. & C.L.O.	Title: V.P.

As an Authorized Officer on behalf of each of its Series indicated on Schedule A to the Transfer Agency Agreement